UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009 (January 13, 2009)
TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12387 (Commission File Number)	76-0515284 (I.R.S. Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 482-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On January 13, 2009, Tenneco (NYSE:TEN) announced it is postponing its plans to close an original equipment (OE) ride control plant in the United States as part of the company’s current global restructuring program.
The company now expects to generate $58 million in annualized costs savings once the revised restructuring program is fully implemented by the end of 2009 and record approximately $31 million in restructuring and restructuring related charges, approximately $25 million in cash. The company will record $23 million of these charges in the fourth quarter of 2008 and the remainder through 2009.
Under the original global restructuring plan, which the company announced on October 29, 2008, Tenneco expected to generate $64 million in annualized savings and record up to $60 million in charges, approximately $44 million in cash.
The company plans to accelerate efforts to maximize efficiency and flex operations at its Cozad, Nebraska and Hartwell, Georgia OE ride control plants in lieu of closing one of these two facilities at this time. All other actions announced in the October 29 restructuring program remain on track.
Previously, Tenneco identified two of the North America manufacturing plants slated for closure as part of its global restructuring plan, the company’s Milan, Ohio elastomer facility and its Evansville, Indiana OE emission control just-in-time facility. The company has now announced its Emigsville, Pennsylvania OE emission control just-in-time facility as the third North American plant to be closed.
A copy of the company’s press release announcing this information and certain other information is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
The information set forth in Item 2.02 above is hereby incorporated by reference in this Item 2.05.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued January 13, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.
Date: January 13, 2009	By:	/s/ David A. Wardell
David A. Wardell
Senior Vice President, General Counsel and Secretary